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                                                                    EXHIBIT 99.1

                                     [LOGO]

Contact:
Octel Corp. Investor Relations              Citigate Financial Intelligence
Heather Ashworth                            Shoshana Dubey / Patrick Kilhaney
+44-161-498-8889                            +1-212-840-0008



           Octel Corp. announces resumption of share buy-back program

NEWARK, DELAWARE, August 13, 2003 - Octel Corp. (NYSE: OTL) today announced that its Board of Directors has confirmed its commitment to the existing share buy-back program and approved resumption of the purchase of the remaining $6.4 million of shares previously authorized.

The Board also agreed to review Director and senior management compensation programs with a view toward requiring that a significant portion of director fees and executive bonuses be received in the form of company stock.

Commenting on the actions, Dennis Kerrison, President and Chief Executive Officer of Octel Corp., said: "We believe the actions announced today confirm our intended goal of providing enhanced shareholder value as part of an overall balanced strategy for Octel Corp."

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company's strategy is to manage profitably and responsibly the decline in world demand for its major product - tetraethyl lead (TEL) in gasoline - through competitive differentiation and stringent product stewardship, to expand its Petroleum Specialties and Performance Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.